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                                                                      EXHIBIT 12

                            USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                        1995         1994         1993         1992         1991
                                      --------     --------     --------     --------     --------
                                                   (UNAUDITED; DOLLARS IN THOUSANDS)
Earnings:
Income before taxes on income per
  statement of income...............  $195,739     $159,786     $122,171     $ 89,051     $ 86,059
Add (deduct)
  Fixed charges.....................   279,617      223,900      193,806      158,444      151,811
  Distribution and proceeds in
     excess of net income of
     associated companies...........       622          520          272          601          292
                                      --------     --------     --------     --------     --------
Income as adjusted..................  $475,978     $384,206     $316,249     $248,096     $238,162
                                      ========     ========     ========     ========     ========
Fixed charges:
Interest on indebtedness including
  amortization of debt issue costs
  and discount or premium thereon...  $276,915     $220,759     $189,942     $154,157     $147,027
Interest factor of annual
  rentals(1)........................     2,702        3,141        3,864        4,287        4,784
                                      --------     --------     --------     --------     --------
Fixed charges.......................  $279,617     $223,900     $193,806     $158,444     $151,811
                                      ========     ========     ========     ========     ========
Ratio of earnings to fixed
  charges...........................      1.70         1.72         1.63         1.57         1.57
                                      ========     ========     ========     ========     ========

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(1) The interest portion of annual rentals is estimated to be one-third of such rentals.

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